                                                                    Exhibit 12



            American General Finance Corporation and Subsidiaries

                      Ratio of Earnings to Fixed Charges



                                         Years Ended December 31,
                                1993     1992      1991      1990      1989
                                           (dollars in thousands)
Earnings:
  Income before provision
    for income taxes and
    cumulative effect of
    accounting changes        $327,103  $259,363  $218,295  $195,756  $164,557
  Interest expense             368,986   378,679   375,349   389,203   372,526
  Implicit interest in rents    10,887     8,643     7,371     7,193     7,299

Total earnings                $706,976  $646,685  $601,015  $592,152  $544,382


Fixed Charges:
  Interest expense            $368,986  $378,679  $375,349  $389,203  $372,526
  Implicit interest in rents    10,887     8,643     7,371     7,193     7,299

Total fixed charges           $379,873  $387,322  $382,720  $396,396  $379,825


Ratio of earnings to
  fixed charges                    1.9       1.7       1.6       1.5       1.4